EXHIBIT 99.1

E-WASTE SYSTEMS, INC. NAMES LARRY MAGOR TO THE BOARD OF
DIRECTORS AND APPOINTS ADVISORY TEAM IN THE U.S. AND U.K.

London, UK – July 20, 2011 - E-Waste Systems (OTC BB: EWSI) announced today the appointment of Larry Magor as the company’s second Non-Executive Director. A seasoned veteran in the international environmental waste and purification industry, Mr. Magor most recently served as CEO of the Biwater Group. In his new role with E-Waste Systems, Mr. Magor will join the board of directors, chair the audit committee and serve as a member of the company’s compensation committee.

In addition, the company has also unveiled the appointment of its advisory team to include five additional firms. The following teams join previously appointed U.S. Counsel:  Sadler, Gibb & Associates L.L.C. as U.S. Auditors; Boyes Turner as U.K. Counsel; Smailes Goldie as U.K. Auditors and Corporate Finance advisors; RLS Associates as U.S. Merger & Acquisition advisors; and Lippert/Heilshorn & Associates as its Public Relations firm.

Martin Nielson states, “I, along with the members of our team, am delighted to have Larry Magor join E-Waste Systems in this pivotal role. Larry has been a leading figure in the international environment industry for years, including serving as Chairman of a New York Stock Exchange firm, which grew by acquisition and investment around the globe. His extensive knowledge and experience will undoubtedly enhance our growth strategy and advance our company’s mission to consolidate this highly-fragmented international e-waste industry.”

Larry Magor states, “E-Waste Systems has a respected team with a dedicated focus on creating a state-of-the-art firm to integrate the end-of-life electronics industry by combining repair, refurbishment, and asset recovery services with innovative engineering technology for turning e-waste into new raw materials. I am eager to begin working with the EWSI leadership team, especially Martin Nielson, and assisting them in attaining their corporate vision.”

Before joining E-Waste Systems, Mr. Magor held a series of executive and financial leadership roles with several organizations in the waste water and purification realm. He most recently served as CEO of the Biwater Group, with responsibility for worldwide operations for the water engineering, investment and operations group based in Dorking, Surrey, U.K. During his tenure with the Biwater Group he led the team at Cascal, NV, to a successful IPO on the NYSE, serving as Chairman, and later, Director. Mr. Magor also has served as Director at over 50 firms in the environmental sector. In addition, he is a Chartered Management Accountant and has successfully raised hundreds of millions in expansion capital from institutions around the globe.

Martin Nielson continues, “In addition to Larry’s appointment, we are also extremely pleased to make these strategic additions to our advisory team and we look forward to the unique perspective and professional qualifications that these companies will bring to our strategy. We look forward to working with each of these professionals in the implementation of our plans.”

•
Sadler, Gibb & Associates L.L.C. is a firm of certified public accountants with memberships to the Public Company Accounting Oversight Board, American Institute of Certified Public Accountants, Utah Association of Certified Public Accountants and Canadian Public Accountability Board.

•
Boyes Turner is one of the U.K.’s leading full service law firms. Based in Reading in the heart of the Thames Valley, the firm’s lawyers regularly work with many of the world’s largest multinationals as well as successful U.K. and European businesses.

•
Smailes Goldie is a leading chartered accountancy and business advisory firm based in Hull and Barton-upon-Humber, U.K. As well as a full range of financial services and business planning advice, Smailes Goldie also specializes in assisting growing businesses raise finance, as well as providing due diligence support throughout transactions.

•
RLS Associates is a private investment banking firm specializing in mergers, acquisitions, divestitures and strategic management consulting services to middle market companies with sales of $1 million to $100 million. RLS serves a wide variety of industries, including manufacturing, distribution, service and technology. The common theme to most assignments is that at least one of the parties to each transaction will be closely-held business.

•
Lippert/Heilshorn & Associates (LHA) provides public and investor relations counsel and services by assembling talented teams of seasoned professionals for every client. LHA’s public and investor relations professionals draw on the valuable experience available to them both within their teams and throughout the firm, exchanging strategic and tactical ideas with experts in investor relations, corporate finance, business and financial media.

About E-Waste Systems:
From its headquarters in London, where e-waste regulations are the most stringent in the world, E-Waste Systems aims to be a leading provider of waste electric and electronic equipment processing services in key jurisdictions around the world. The e-waste sector represents a $55 billion industry as environmental legislation mandates that such waste can no longer be sent to landfill. Original equipment manufacturers, retailers and consumers are now responsible for end-of-life management of all e-waste. And, growing Corporate Social Responsibility drives requirements for highly compliant and professional solution providers. Currently, the collection and recovery industry is highly-fragmented and often unprofessional, creating an attractive opportunity for a buy, build, and upgrade strategy in the sector. To learn more, visit ewastesystems.com.

Forward-Looking Statement:
The statements in the press release that relate to the Company’s expectations with regard to the future impact on the Company’s results from acquisitions or actions in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements in this document may also contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in such statements. Such risks, uncertainties, and factors include, but are not limited to, future capital needs, changes, and delays in product development plans and schedules, or market acceptance.

Media Relations Contact:
Adam J. Handelsman
Managing Director
Lippert/Heilshorn & Associates
212.201.6622
ahandelsman@lhai.com